Exhibit 23.6

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117 AUSTIN, TEXAS 78729-1106 512-249-7000	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817- 336-2461 www.cgaus.com	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference to our firm in this Registration Statement on Form S-3 (including the related prospectus) of Enduro Royalty Trust, to our estimates of reserves and value of reserves and our report on reserves as of December 31, 2012 for Enduro Royalty Trust.

We also consent to the references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”

Robert D. Ravnaas, P.E.
President
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Fort Worth, Texas

May 24, 2013